Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

THIS RETIREMENT AND TRANSITION AGREEMENT (this “Agreement”), dated as of September 29, 2016, by and between National Retail Properties, Inc., with its principal place of business at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 (the “Company”), and Craig Macnab, residing at the address set forth on the signature page hereof (“Executive”).

WHEREAS, Executive is employed by the Company as its Chief Executive Officer pursuant to that certain Employment Agreement, dated as of December 1, 2008 (as amended on November 19, 2010, the “Employment Agreement”);

WHEREAS, Executive desires to retire from employment with the Company; and

WHEREAS, to facilitate his transition, Executive agrees to make himself available to provide services to the Company on the terms and conditions set forth herein.

Accordingly, the parties hereto agree as follows:

1. Retirement.

1.1 Removal from Positions. Executive shall retire from employment with the Company and its subsidiaries and affiliates (collectively, the “Company Group”) on April 28, 2017 (such date, the “Retirement Date”). In that regard, as of the Retirement Date, (a) Executive’s position as Chief Executive Officer of the Company, (b) Executive’s position as a member of the Board of Directors of the Company (the “Board”) and (c) all other officer positions, directorships and other positions that Executive holds with the Company Group shall terminate. Executive and Company agree that, following the expiration of Executive’s current term on the Board, the Company shall cause Executive not to be nominated for re-election to the Board.

1.2 Notice of Non-Renewal. In accordance with the last sentence of Section 1 and Section 4.4 of the Employment Agreement, this Agreement serves as notice to Executive of the Company’s decision not to renew the term of the Employment Agreement.

1.3 Release Agreement. Executive’s receipt of any payments and benefits pursuant to this Agreement (other than the payments and benefits pursuant to Sections 4.1(a), (b) and (d) (the “Accrued Obligations”)) is subject to Executive’s signing and not revoking the Release Agreement substantially in the form attached hereto as Exhibit A (the “Release Agreement”); provided that the Release Agreement is effective within 30 days following the Retirement Date. No payments or benefits under this Agreement (other than the Accrued Obligations) shall be paid or provided to Executive until the Release Agreement becomes effective in accordance with the deadline specified in the preceding sentence.

2. Continued Compensation and Services.

2.1 Continued Salary and Benefits. During the period commencing on the date of this Agreement and ending on the Retirement Date (or, if earlier, the date of any termination of Executive’s employment with the Company) (the “Continuation Period”), (a) Executive shall continue to receive his current annual base salary at the rate of $772,500 (the “Base Salary”) in accordance with the Company’s usual and customary payroll practices (it being understood that the amount of the Base Salary shall not be increased prior to the Retirement Date) and (b) Executive shall continue to participate as an employee in the Company’s incentive compensation, health and welfare plans, programs and arrangements in accordance with their terms (it being understood that Executive shall be entitled to any bonus in respect of 2016 in accordance with, and to be paid consistent with, the Company’s existing bonus plan).

2.2 Duties and Cooperation. During the Continuation Period, Executive agrees to (a) render Executive’s services in accordance with the standards required under Section 2 of the Employment Agreement and (b) provide in good faith Executive’s support and cooperation to ensure a successful transition (including, without limitation, active participation in external meetings with (i) the Company’s shareholders, tenants and creditors and (ii) rating agencies, investors and analysts).

3. Transition.

3.1 Consulting Period and Services. Commencing on the Retirement Date and ending on the 20-month anniversary thereof (the “Consulting Period”), Executive shall make himself available to consult with the Company as reasonably requested by the Company from time to time (the “Services”); provided that the Services shall not exceed 20% of the average level of services that Executive performed during the 36-month period prior to the Retirement Date.

3.2 Consulting Fee. In exchange for the Services, commencing on the Retirement Date, the Company agrees to pay Executive a monthly fee of $60,000 (the “Monthly Fee”) for a total fee of $1,200,000. Except as to the Monthly Fee, no other payment or benefits shall be due or payable to Executive for the Services. The Company may terminate Executive’s service for Cause (as defined below) prior to the expiration of the Consulting Period, and in such event Executive shall forfeit his right to receive the Monthly Fee for the remainder of the Consulting Period. For purposes of this Agreement, “Cause” means Executive’s: (a) conviction of (or pleading nolo contendere to), or an indictment or information is filed against Executive and is not discharged or otherwise resolved within 12 months thereafter, and said indictment or information charged Executive with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company Group; (b) continued failure substantially to perform the Services or to carry out the lawful written directives of the Board; (c) material breach of a fiduciary duty, including disclosure of any conflicts of interests that are known to Executive, or with reasonable diligence should be known, relating to the Services, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of the Services) which is materially injurious, either monetarily or otherwise, to the Company Group; or (d) material breach of any of the Restrictive Covenants (as defined below) or any other provisions of this Agreement; provided, that the Company shall not be permitted to terminate Executive for Cause except on written notice given to Executive at any time following the occurrence of any of the events described in clause (a), (b), (c) or (d) above. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under clause (c) or (d) above unless the Company provided written notice to Executive setting forth in reasonable detail the reasons for the Company’s intention to terminate for Cause, Executive has been provided the opportunity, together with counsel, not later than 14 days following such notice to be heard before the Board and Executive failed within 30 days (or, if later, five business days after such hearing) to cure the event or deficiency set forth in the written notice.

3.3 Status as an Independent Contractor. In all matters relating to the Services, nothing under this Agreement shall be construed as creating any partnership, joint venture or agency between the Company and Executive or to constitute Executive as an agent, employee or representative of the Company. Executive shall act solely as an independent contractor and, as such, is not authorized to bind any member of the Company Group to third parties. Consequently, Executive shall not be entitled to participate during the Consulting Period in any of the employee benefit plans, programs or arrangements of the Company Group in his capacity as a consultant. Executive shall be responsible for and pay all taxes related to the receipt of compensation in connection with the provision of the Services. Executive shall not make any public statements concerning the Services that purport to be on behalf of the Company Group, in each case without prior consent from the Company. Notwithstanding Executive’s status as an independent contractor in providing the Services, to the fullest extent permitted by applicable law and the Company’s constituent documents applicable to officers and directors of the Company, (a) Executive shall continue to be entitled to indemnification for any loss, damage, or claim incurred by, imposed or asserted against Executive in connection with the Services provided to the Company, and (b) the Company shall pay the expenses incurred by Executive in defending any claim, demand, action, suit or proceeding related thereto as such expenses are incurred by Executive and in advance of the final disposition of such matter; provided that Executive shall be entitled to the coverage under clauses (a) and (b) on the same terms and conditions as were in effect prior to the Retirement Date.

4. Severance Benefits.

4.1 Payments. The Company shall, in accordance with its obligations under Section 4.4 of the Employment Agreement, provide Executive with the following severance payments and benefits following the Retirement Date:

a. any accrued but unpaid Base Salary and paid time-off due to Executive as of the Retirement Date;

b. reimbursement under the Employment Agreement for expenses incurred but unpaid prior to the Retirement Date;

c. a cash payment equal to 100% of Executive’s Base Salary, payable in equal installments over a 12–month period in accordance with the Company’s usual and customary payroll practices;

d. for a period of one year after the Retirement Date, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) as Executive would have received under the Employment Agreement (and at such costs to Executive as would have applied in the absence of such termination upon expiration); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (d) after such time as

Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements); and

e. a prorated annual bonus at the “target” level for the period beginning on January 1, 2017 and ending on the Retirement Date, payable in a lump sum.

4.2 Payment Timing. Subject to Section 11, the timing of the benefits and payments provided under Section 4.1 shall be as follows:

a. amounts payable pursuant to Sections 4.1(a) and (b) shall be paid in the normal course or in accordance with applicable law and in no event later than 30 days following the Retirement Date;

b. amounts payable pursuant to Sections 4.1(c) and (e) shall be paid or commence, as applicable, on the 60th day following the Retirement Date, subject to Executive’s execution and non-revocation of the Release Agreement; and

c. amounts payable for the health benefits provided pursuant to Section 4.1(d) shall commence at the date following the Retirement Date that is required under the relevant health plans and programs to provide such benefits.

5. Special Retirement Bonus. In recognition of Executive’s contribution to the Company, and in consideration of the covenants incorporated herein and the waiver and release contained in the Release Agreement, the Company shall pay Executive a special retirement bonus equal to $750,000 in the aggregate in a lump sum (the “Retirement Bonus”). Executive’s receipt of the Retirement Bonus is subject to Executive’s (a) execution and non-revocation of the Release Agreement and (b) compliance with the obligations and covenants under this Agreement. The Retirement Bonus shall be paid to Executive on the 60th day following the Retirement Date.

6. Equity-Based Awards. With respect to restricted stock awards subject to time-based vesting conditions (the “Time-Based Awards”) or performance-based vesting conditions (the “Performance-Based Awards”) granted under the Company’s 2007 Performance Incentive Plan (as amended from time to time, the “Plan”) and the applicable award agreements thereunder, subject to Executive’s (a) execution and non-revocation of the Release Agreement and (b) compliance in all material respects with the obligations and covenants under this Agreement:

6.1 Accelerated Vesting of Time-Based Awards. All of the Time-Based Awards granted to Executive prior to the Retirement Date shall vest as of immediately prior to the Retirement Date. This Section 6.1 shall supersede the vesting provisions of Section 3(c) of the award agreements evidencing Executive’s Time-Based Awards granted prior to the Retirement Date.

6.2 Continued Vesting of Performance-Based Awards Without Proration. Notwithstanding Executive’s separation from service, the Performance-Based Awards granted to Executive prior to the Retirement Date shall continue to vest following his separation from service on the same vesting schedule (including attainment of applicable performance goals)

with respect to the same number of shares of Company stock as set forth in the applicable award agreements, but there shall be no proration of awards for any partial period of service and any provision of the award agreements to the contrary is hereby superseded by this Agreement. In addition, upon vesting of any of the Performance-Based Awards, dividend equivalent payments in respect of such awards shall be paid to Executive in accordance with the terms of the Plan and the applicable award agreements governing such awards. This Section 6.2 shall supersede the vesting provisions of Section 3(c) of the award agreements evidencing Executive’s Performance-Based Awards granted prior to the Retirement Date.

6.3 2017 Performance-Based Awards. In consideration for his services in 2017, Executive shall be granted Performance-Based Awards in accordance with the 2017 executive compensation plan approved by the Board which will be consistent with the methodology for the grant of Performance-Based Awards to Executive in respect of the 2016 compensation plan. Such Performance-Based Awards shall be subject to the Plan and the applicable award agreements and shall vest on January 1, 2020 if the applicable performance goals of the Company are achieved in accordance with the terms of the applicable agreements evidencing such awards. Consistent with the treatment of existing Performance-Based Awards held by Executive contemplated by Section 6.2 herein, the number of shares of restricted stock subject to such awards shall not be prorated for any partial period of service during 2017 and the award agreements evidencing the Performance-Based Awards granted in 2017 shall be consistent with this Section 6.3. For the avoidance of doubt, Executive shall not receive any Time-Based Awards in 2017.

7. Retirement Plans; Life Insurance. Executive shall be entitled to receive his vested accrued benefits, if any, under the National Retail Properties, Inc. Retirement Plan in accordance with the terms and conditions of such plan. In addition, commencing on January 1, 2018 (or earlier, if required by the terms of the Company’s life insurance policy), the Company shall no longer pay life insurance premiums on behalf of Executive.

8. No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by the Consolidated Omnibus Reconciliation Act or other applicable law, Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit plans, programs or arrangements of the Company Group on or after the Retirement Date.

9. Covenants and Agreements.

9.1 Incorporation by Reference. Subject to Section 10, the covenants and agreements set forth in Sections 6.1 through 6.5 and Section 6.7 of the Employment Agreement (the “Restrictive Covenants”) are incorporated herein by reference as if such provisions were set forth herein in full. Notwithstanding the foregoing, the Company and Executive agree that (a) Executive shall be subject to the Restrictive Covenants at all times during the Consulting Period, (b) the one-year post-termination period applicable to the non-competition and non-solicitation covenants in Sections 6.2, 6.3 and 6.4 of the Employment Agreement shall not expire on the one-year anniversary of the Retirement Date but shall instead expire on the last day of the 20-month Consulting Period and (c) Executive’s existing and future ownership or investment in or development of, during the term of the Restrictive Covenants, properties that are leased to retail tenants shall not be a breach of Section 6.2 of the Employment Agreement; provided that such activities are the result of a personal or passive investment and are not in connection with Executive serving as a director, officer, employee, consultant or general partner of a Potential Competitor, as defined herein. A “Potential Competitor” shall mean a real estate investment trust, commercial developer, real estate limited partnership, insurance company, pension fund, financial institution or institutional real estate investor that primarily invests in net lease real estate that includes net lease retail properties. A Potential Competitor shall not mean any real estate investment trust or other public company for which Executive currently serves as a director as of the date of this Agreement.

9.2 Non-Disparagement. Subject to Section 10, Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically any comment that Executive knows or reasonably should know is critical in any material respect of the Company Group or any of its directors or officers or is otherwise detrimental in any material respect to the business or financial prospects or reputation of the Company Group. In addition, the Company agrees to instruct the Board and its executive officers to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically any comment that such individuals know or reasonably should know is critical in any material respect of Executive or is otherwise detrimental in any material respect to Executive or his reputation. Nothing in the foregoing shall preclude either Executive or the Company from providing truthful disclosures required by applicable law or legal process.

9.3 Return of Property. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, whether visually perceptible, machine-readable or otherwise, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company, and shall not be removed from its premises, except as required in the course of Executive’s employment by the Company, without the prior written consent of the Company. No later than the Retirement Date, such items, including any copies or other reproductions thereof, shall be promptly returned by Executive to the Company (or, if requested by the Company, destroyed by Executive).

10. Confidential Disclosure in Reporting Violations of Law or in Court Filings. Executive acknowledges and the Company agrees that Executive may disclose Confidential Information (as such term is defined in the Employment Agreement) in confidence, directly or indirectly, to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Executive may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).

11. Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. If amounts payable under this Agreement do not qualify for exemption from Section 409A at the time of Executive’s separation from service and therefore are deemed deferred compensation subject to the requirements of Section 409A on the date of such separation from service, then if Executive is a “specified employee” under Section 409A on the date of Executive’s separation from service, payment of the amounts hereunder shall be delayed for a period of six months from the date of Executive’s separation from service if required by Section 409A. The accumulated postponed amount shall be paid in a lump sum within 10 days after the end of the six-month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive’s estate within 10 days after the date of Executive’s death.

12. Miscellaneous.

12.1 Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

12.2 Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company, to:

National Retail Properties, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Attn: Lead Independent Director

with a copy to:

National Retail Properties, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida, 32801

Attention: General Counsel

and

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW

Washington, DC 20036

Attn: Jeffrey B. Grill, Esq.

If to Executive, to:

Craig Macnab

at the address set forth on the signature page hereof

with a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: J. Page Davidson, Esq.

Either party may change its address for notices in accordance with this Section 12.2 by providing written notice of such change to the other party.

12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

12.4 Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement. However, the Company is expressly authorized to assign this Agreement to one of its affiliates or subsidiaries upon written notice to Executive; provided that (a) the assignee assumes all of the obligations of the Company under this Agreement, (b) Executive’s role when viewed from the perspective of such affiliate or subsidiary in the aggregate is comparable to such role immediately before the assignment, and (c) the Company, for so long as an affiliate of the assignee, remains secondarily liable for the financial obligations hereunder.

12.5 Entire Agreement. This Agreement, including its incorporated Exhibit A, constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment, termination of employment or the other subject matters of this Agreement (including, without limitation, the Employment Agreement (other than the Restrictive Covenants, which, as modified herein, shall remain in full force and effect)) are superseded in their entirety by this Agreement.

12.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.

12.8 Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

12.9 Withholding. Any payments made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

12.10 Survivability. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Executive’s employment with the Company.

12.11 Termination Prior to Retirement Date. For the avoidance of doubt, if Executive’s employment is terminated by him without “Good Reason” (as such term is defined in the Employment Agreement) or by the Company for “Cause” (as such term is defined in the Employment Agreement) prior to the Retirement Date, Executive shall not be entitled to receive the payments and benefits set forth herein.

12.12 Incorporation of Recitals. The recitals set forth in the beginning of this Agreement are hereby incorporated into the body of this Agreement as if fully set forth herein.

12.13 Expenses. The Company shall reimburse Executive for the reasonable costs and expenses of legal counsel incurred by Executive in connection with the review and negotiation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Robert C. Legler
Name:	Robert C. Legler
Title:	Chairman of the Compensation Committee

/s/ Craig Macnab
Craig Macnab

[Signature Page to Retirement and Transition Agreement]

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”), dated as of                     , 2017, by and between National Retail Properties, Inc., with its principal place of business at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 (the “Company”), and Craig Macnab, residing at the address set forth on the signature page hereof (“Executive”). Capitalized terms used herein but not defined shall have the meanings set forth in the Retirement and Transition Agreement, dated as of September 29, 2016 (the “Retirement Agreement”), by and between the Company and Executive.

WHEREAS, the Retirement Agreement sets forth the terms and conditions of Executive’s retirement from employment with the Company effective as April 28, 2017; and

WHEREAS, the Retirement Agreement provides that, in consideration for certain payments and benefits payable to Executive in connection with his retirement, Executive shall fully and finally release the Company Group from all claims relating to Executive’s employment relationship with the Company and the termination of such relationship.

Accordingly, the parties hereto agree as follows:

1. Release.

1.1 General Release. In consideration of the Company’s obligations under the Retirement Agreement and for other valuable consideration, Executive hereby releases and forever discharges the Company Group and each of their respective officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (a) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right Executive may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (b) any applicable federal, state, local or foreign law, that Executive may have, or in the future may possess arising out of (x) Executive’s employment relationship with and service as a director, employee, officer or manager of the Company Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 1.1 shall not apply to (i) the obligations of the Company under the Retirement Agreement and (ii) the obligations of the Company to continue to provide director and officer indemnification to Executive as provided in the articles of incorporation, bylaws or other governing documents for the Company. Executive further agrees that the payments and benefits described in the Retirement Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that Executive may have against the Company Group arising out of Executive’s employment relationship, Executive’s service as a director, employee, officer or manager of the Company Group and the termination thereof. The provision of the payments and benefits described in the Retirement Agreement shall not be deemed an admission of liability or wrongdoing by the Company Group. This Section 1.1 does not apply to any Claims that Executive may have as of the date Executive signs this Agreement arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 1.2 of this Agreement.

1.2 Specific Release of ADEA Claims. In consideration of the payments and benefits provided to Executive under the Retirement Agreement, Executive hereby releases and forever discharges the Company Group and each of their respective officers, employees, directors and agents from any and all Claims that Executive may have as of the date Executive signs this Agreement arising under ADEA. By signing this Agreement, Executive hereby acknowledges and confirms the following: (a) Executive was advised by the Company in connection with Executive’s termination to consult with an attorney of Executive’s choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA; (b) Executive has been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of Executive’s choosing with respect thereto; and (c) Executive is providing the release and discharge set forth in this Section 1.2 only in exchange for consideration in addition to anything of value to which Executive is already entitled.

1.3 Representation. Executive hereby represents that Executive has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents.

2. Cessation of Payments. In the event that Executive (a) files any charge, claim, demand, action or arbitration with regard to Executive’s employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of the Retirement Agreement or failure to honor the obligations set forth therein or (b) breaches any of the covenants or obligations contained in or incorporated into the Retirement Agreement, the Company shall be entitled to cease making any payments due pursuant to Sections 3, 4, 5 and 6 of the Retirement Agreement (other than the Accrued Obligations).

3. Voluntary Assent. Executive affirms that Executive has read this Agreement, and understands all of its terms, including the full and final release of claims set forth in Section 1.1. Executive further acknowledges that (a) Executive has voluntarily entered into this Agreement; (b) Executive has not relied upon any representation or statement, written or oral, not set forth in this Agreement; (c) the only consideration for signing this Agreement is as set forth in the Retirement Agreement; and (d) this document gives Executive the opportunity and encourages Executive to have this Agreement reviewed by Executive’s attorney and/or tax advisor.

4. Revocation. This Agreement may be revoked by Executive within the seven-day period commencing on the date Executive signs this Agreement (the “Revocation Period”). In the event of any such revocation by Executive, all obligations of the Company under the Retirement Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period.

5. Miscellaneous.

5.1 Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

5.2 Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company, to:

National Retail Properties, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Attn: Lead Independent Director

with a copy to:

National Retail Properties, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida, 32801

Attention: General Counsel

and

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW

Washington, DC 20036

Attn: Jeffrey B. Grill, Esq.

If to Executive, to:

Craig Macnab

at the address set forth on the signature page hereof

with a copy to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: J. Page Davidson, Esq.

Either party may change its address for notices in accordance with this Section 5.2 by providing written notice of such change to the other party.

5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

5.4 Benefits; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and, in the case of a sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company, the Company’s assigns.

5.5 Entire Agreement. This Agreement and the Retirement Agreement constitute the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s termination of employment or the other subject matters of this Agreement (including, without limitation, the Employment Agreement (other than the Restrictive Covenants, which, as modified in the Employment Agreement, shall remain in full force and effect)) are superseded in their entirety by this Agreement.

5.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

5.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.

5.8 Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

5.9 Incorporation of Recitals. The recitals set forth in the beginning of this Agreement are hereby incorporated into the body of this Agreement as if fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NATIONAL RETAIL PROPERTIES, INC.

By:
Name:
Title:

EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT, THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

Craig Macnab

[Signature Page to Release Agreement]